Filed Pursuant to Rule 433
Registration Statement No. 333-140456
Dated February 7, 2007
Final Terms

*** Eksportfinans USD 1bn 5-yr Global Priced ****
Issuer	Eksportfinans ASA
Format	SEC Registered Global Note
Rating	Aaa/AA+
Size	USD 1 Billion
Pricing/Trade Date	7 February 2007
Maturity	14 February 2012 (5 years)
Settlement	14 February 2007
Coupon	5% per annum (semi-annual on 14 February and 14 August in each year)
Day Count Fraction	30/360
Re-offer/Issue Price	99.738% Yield 5.060%
Spread	5-yrs + 33 bp
Fees	0.10%
Denominations	USD2,000 and integral mutiples of USD1,000 thereafter
Listing	Luxembourg (regulated market)
ISIN	US28264QEY61
CUSIP	28264QEY6
Leads	GSI/JPM/Nomura
You can access the prospectus relating to the registration statement at the following website:
http://www.sec.gov/Archives/edgar/data/700978/000115697307000181/u51335fv3asr.htm
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Nomura collect at +44 (0)207 521 5652, or Goldman Sachs International toll free at 1-866-471-2526.
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